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Exhibit 5.1

June 9, 2006

Board of Directors

Cardinal Financial Corporation

8270 Greensboro Drive

Suite 500

McLean, Virginia 22102

Re:         Cardinal Financial Corporation Executive Deferred Income Plan
Cardinal Financial Corporation Directors Deferred Income Plan
George Mason Mortgage, LLC Executive Deferred Income Plan

Ladies and Gentlemen:

                This letter is delivered to you in connection with the actions taken and proposed to be taken by Cardinal Financial Corporation, a Virginia corporation (the “Company”), with respect to the offer and sale from time to time pursuant to each of the Cardinal Financial Corporation Executive Deferred Income Plan, the Cardinal Financial Corporation Directors Deferred Income Plan and the George Mason Mortgage, LLC Executive Deferred Income Plan (collectively, the “Plans”) of (i) unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plans (the “Deferred Compensation Obligations”) and (ii) shares of the Company’s common stock, par value $5.00 per share (“Common Stock”), payable with respect to certain Deferred Compensation Obligations.  As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Deferred Compensation Obligations and 350,000 shares of Common Stock (the “Shares”) under the Securities Act of 1933, as amended.

                In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

                Based upon such examination, it is our opinion that (i) the Deferred Compensation Obligations, when issued pursuant to the Registration Statement and the terms and conditions of the Plans, will be legal, valid and binding obligations of the Company and (ii) the Shares constituting original issue securities, when issued pursuant to the Registration Statement and the terms and conditions of the Plans, will be validly issued, fully paid and non-assessable.  The foregoing opinion is limited to the laws of the

A Professional Corporation

VIRGINIA  •  WASHINGTON, D.C.  •  LONDON

Two James Center   1021 East Cary Street (23219)   P.O. Box 1320   Richmond, VA 23218-1320   Tel: 804.643.1991   Fax: 804.783.6507 www.williamsmullen.com

Board of Directors

June 9, 2006

Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ John M. Oakey, III
John M. Oakey, III, a Shareholder